                                                                    EXHIBIT 10.1


                                                                          FINAL

To:   Jay Margolis

From: Paul Fireman

Date: October 19, 2004

         As you have been informed, the decision has been made to terminate your employment with Reebok International Ltd. (the "Company," "Reebok" or "RIL") effective as of November 30, 2004 (the "Separation Date") pursuant to Section 10F of the Employment Agreement between you and Reebok that became effective December 5, 2001 (the "Employment Agreement"). By your signature below, you resign as a member of RIL's Board of Directors, as President and Chief Operating Officer and as an executive officer of RIL effective immediately. Your actual employment with RIL will not end until November 30.

         In order to help minimize the financial disruption and assist you through this transition, the Company offers you the following severance benefits in accordance with the terms and conditions of this letter agreement (the "Agreement") and pursuant to Section 11C of the Employment Agreement.

         SEVERANCE BENEFITS

         A. SALARY CONTINUATION. Reebok agrees to pay your present base salary for up to eighteen (18) months beginning as of December 1, 2004, and continuing until May 31, 2006, or the date you secure new employment, whichever occurs first (the "Severance Period"). These payments will be subject to all applicable federal and state taxes and other employment related deductions. For purposes of this Agreement, "new employment" shall mean a full-time job; or a part-time job or consulting relationship in which you earn a substantial portion of your previous compensation at RIL, as determined by the Company in its sole discretion. "New employment" for this purpose shall not include employment in teaching, government, public service or service as a corporate director, or work for fewer than twenty-five (25) hours per week either as a consultant or employee of a not-for-profit company. If you obtain new employment before May 31, 2006, the Company will pay you, within two weeks of being notified of such new employment, a lump sum cash amount equal to one-half of the remaining portion of your salary continuation. Notwithstanding the foregoing, if you are re-hired by Reebok or re-hired by any Reebok subsidiary or affiliated organization, your salary continuation and all other severance benefits will cease on the date of such re-employment and you will not be entitled to any lump sum or other payment. You should understand, however, that the Company and its affiliated organizations have no obligation to rehire you as an employee. To the extent any such time exists, you will also be paid for all previously accrued, but unused, vacation time as of the Separation Date.

         B. BONUS. Pursuant to the terms of the 2004 Global Performance Incentive Plan and Section 4(i) of the Employment Agreement, you will not be eligible to receive a bonus for calendar year 2004.

         C. BENEFITS. To the same extent you are currently enrolled in such programs, Reebok will continue your participation in its medical and dental insurance programs through the end of May 2006, or the last day of the month in which you obtain other employment or secure other insurance coverage, whichever is earlier. Thereafter, you will be eligible for continuation of these benefits under the federal law known as COBRA. You will receive detailed information about COBRA, and how to elect coverage, upon reaching the end of the Severance Period. If you elect COBRA, your qualifying start date will be the last day of the Severance Period. In addition, Reebok will continue your participation in its life and supplemental life insurance and AD&D programs through the end of the last day of month in which Severance Period ends, or the last day of the month in which you obtain other employment or secure other insurance coverage, whichever is earlier. During the 30 day period following the end of the Severance Period you may elect to convert such insurance to an individual policy. You agree that, with the exception of the foregoing, your participation in all other Company benefit programs will terminate on the Separation Date.

         Please be aware that any money you have in the Reebok Retirement and Profit-Sharing Plan and/or Executive Deferred Compensation Plan will be treated according to the provisions of the applicable plans. For your information, as of September 30, 2004, your current vested balance in the Executive Deferred Compensation Plan (which includes any deferred salary and bonuses) is $1,126,474.09. You should contact Ted Manley in the Benefits Department to discuss procedures and timing for the distribution of this amount.

         D. OUTPLACEMENT. The Company will also arrange for outplacement services to be provided to you by the outplacement firm of Transitions Solutions for a period of 12 months. The services will be available starting upon the effective date of this Agreement, but must be commenced within 30 days of starting the Severance Period.

         E. STOCK OPTIONS AND RESTRICTED STOCK. Any vested unexercised options to purchase Reebok Common Stock that you hold as of the Separation Date, as set forth in the first table on SCHEDULE 1, may be exercised by you at any time before March 18, 2005, after which they will be automatically canceled. In exchange for your continued and active assistance with transition matters for at least two months after the Separation Date and for your compliance with all of the continuing obligations discussed in this Agreement, you will be allowed to vest in the two options coming due in December 2004, and the option tranch coming due in December 2005 as set forth in the second table on SCHEDULE 1. The December 2004 options, once vested, may be exercised before March 18, 2005, after which they will be automatically canceled. The December 5, 2005 tranch, once vested, may be exercised before March 5, 2006, after which they will be automatically canceled. SCHEDULE 1 sets forth key information on these specific grants and the future vesting dates. In order to confirm these numbers and exercise these options you must contact our stock option program administrator, Merrill Lynch. Their phone number is 866/RBK-INTL.

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         Pursuant to the explicit terms of Section 6 of your Restricted Stock
Certificate dated December 5, 2001, all 100,000 shares of restricted stock (the "Restricted Shares") will be accelerated and all restrictions removed as of the Effective Date. You shall cooperate to effect delivery of the Restricted Shares in accordance with the terms of all federal and state laws and regulations as interpreted by Company counsel. Without in any way limiting the generality of the foregoing, the Company may require that the certificate(s) representing Restricted Shares bear a legend restricting the transfer thereof except upon compliance with the conditions stated herein and the federal and state securities laws and that you, as a condition for delivery, make such representation or agreement, if any, as may be required in the opinion of such counsel to avoid violation of any laws or regulations, including without limitation, the registration or other provisions of the Securities Act of 1933. No Restricted Shares will be delivered to you unless and until you remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements (including, without limitation, any amount required under FICA), or makes other arrangements satisfactory to the Company with regard to the payment of such taxes. We have calculated the current employment withholding tax requirement as $1,459,997.

         F. MISCELLANEOUS. Your personal car and expense allowances will end upon the commencement of the Severance Period.

         G. NON-COMPETE AND NON-RECRUITMENT. As provided for in Section I.B of the Non-Competition Agreement entered into and signed in connection with the execution of the Agreement as Exhibit C (the "Non-Competition Agreement"), Reebok hereby waives, EXCEPT in the case of and/or as regards Nike, Adidas, Timberland, K Swiss, Puma, Stride Rite, New Balance, VF Corporation and Russell Corporation, and their parents, subsidiaries, divisions, successors and affiliates (the "Prohibited Companies"), its option to extend the Non-Competition Requirement past the Separation Date. Notwithstanding that waiver, or anything else contained in this Agreement or in the Non-Competition Agreement and/or in the Employment Agreement, Reebok, as provided for in Section I.B.(1) of the Non-Competition Agreement, elects hereby to extend the duration of the Non-Competition Requirement for twelve (12) months from the Separation Date. By way of example only, but in no way limiting or modifying the forgoing, you shall be permitted to immediately seek and obtain employment with any company that is not a Prohibited Company, but you are not permitted and shall not, directly or indirectly, own, manage, operate, control, invest in, make loans or advances to, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with, any of the Prohibited Companies.

         Notwithstanding the forgoing and/or anything contained in this Agreement and/or in the Non-Competition Agreement and/or in the Employment Agreement, the remaining provisions of the Non-Competition Agreement shall remain in force and effect, including but not limited to the prohibitions contained in paragraph II of the Non-Competition Agreement and Paragraph 6 of the Company's Standard Employee Agreement that prohibits you from soliciting, hiring, attempting to hire, or assisting in hiring any employee of Reebok or any of its subsidiaries or affiliates, or otherwise persuading or attempting to persuade any such employee to discontinue his/her employment relationship with Reebok or any of its subsidiaries or affiliates (the "Prohibited Hiring Activities"), for a period of eighteen (18) months following the Separation Date. By way of example, but in no way limiting or modifying the forgoing, you may immediately seek and obtain employment with any company that is not a Prohibited Company, but may not, under any circumstances engage in the Prohibited Hiring Activities.

         Without limiting or in any way modifying the forgoing, Employee may in good faith request that Reebok further waive the Non-Competition Requirement as regards one or more of the Prohibited Companies; PROVIDED, HOWEVER, that, as provided for in the Non-Competition Agreement, it shall remain throughout the Non-Competition Requirement in Reebok's sole discretion to decide whether and/or to what extent to grant any such waiver and you, by signing this Agreement, acknowledge the same.

         H. CONTINUING OBLIGATIONS. Please be aware that the payment and provision of the severance benefits will be contingent upon your continuing to make active, good faith efforts to find new employment.

         In exchange for the Company providing the severance benefits set forth in this Agreement, you agree to provide information and services (including without limitation, cooperation in litigation and transition assistance) to Reebok, if so requested, during the Severance Period for no additional compensation. This includes signing, and providing information to assist with the completion of, any and all necessary Board and corporate executive officer filings. The Company will continue to complete and file all mandatory SEC and NYSE corporate documents on your behalf for transactions in RIL stock. In addition, you must meet with the CEO and other Company executives as requested during the remainder of your active employment and for the Severance Period. All of these post-Separation Date services, however, shall not exceed sixteen (16) hours per week during the Severance Period.

         As part of this Agreement, you agree to cooperate with the Company (including without limitation, responding to inquiries by and providing relevant information to, the Legal Department, and testifying both in court and at depositions as to facts related to your employment) in connection with any litigation or legal dispute currently pending and any future litigation or legal dispute that relates to the operations of the Company during the term of your employment with the Company. The Company will reimburse you for any reasonable out of pocket costs incurred by you in connection with your cooperation hereunder.

         You agree that you will comply with the obligations set forth in the Reebok Employee Agreement and your Employment Agreement, and that after the Separation Date, you will comply with the post-termination obligations of those agreements. Furthermore, you agree, as a condition of this Agreement, not to discuss with any third party, other than prospective employers, your attorney or other advisor or family members, anything related to the termination of your employment or the terms of this Agreement.

         You also agree that you will not disparage or make damaging or unfavorable statements regarding the Company or any of its subsidiaries, divisions, employees, products, policies, decisions, advertising, marketing or other programs (the "Reebok Entities") to anyone, including without limitation, current and former employees, customers, vendors, suppliers, factories, the press and industry financial analysts. You will also not speak favorably of competitors or their products in a manner that has the effect of discrediting Company Products or promoting the products of a competitor. In addition, without the express approval of the Chief Executive Officer, you shall not communicate in any capacity with the press or any industry financial analyst during the remainder of your active employment and during the Severance Period (with a minimum of one year from the Separation Date) on matters pertaining to Reebok Entities.

         You recognize that any violation of these post-termination continuing obligations (including without limitation, your non-disparagement, non-recruitment, confidentiality and non-competition obligations) may result, in the Company's sole discretion, in the immediate cessation of your Salary and Benefits continuation and the immediate cancellation of any unvested stock options. These negative results will not in any way curtail Reebok's ability to seek additional redress in the form of injunctions or damages, as appropriate, based on any violations.

         Reebok wants to be certain that the payment and provision of the severance benefits set forth in this Agreement will resolve any and all dissatisfactions that you might have and, in that regard, requests that you carefully consider the following Release of All Claims. The provision of these financial and other benefits is conditioned upon your signing this Agreement, which includes the following Release of All Claims.

         RELEASE OF ALL CLAIMS

         This Agreement shall be in complete and final settlement of, and releases the Company and all those connected with it from any and all causes of action, claims, demands or liabilities (whether or not currently known or suspected to exist by you) that you have had, now have or may now have, in any way related to your employment, events or actions occurring during the course of your employment, and the termination of your employment, or pursuant to any federal, state or local law or regulation, including, but not limited to: any alleged violation of The National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Fair Labor Standards Act, 29 U.S.C. sec. 201, ET SEQ., the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss.623, ET SEQ. as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. sec 1001, ET SEQ., the Immigration Reform Control Act, as amended; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. sec 1981, ET SEQ., the Rehabilitation Act of 1973, 29 U.S.C. sec 701, ET SEQ., the Americans with

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Disabilities Act, as amended; The Family Medical Leave Act; the Civil Rights Act of 1991, the Massachusetts Wage and Hour Laws, G.L. cs.149 and 151; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Equal Rights Act, G.L. c. 93; the Massachusetts Civil Rights Act, G.L. c. 12, sec 11H and 11I; the Massachusetts Privacy Statute, G.L. c. 214, sec 1B as amended; The Massachusetts Sexual Harassment Statute, G.L. c. 214, sec 1C; any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters excepting only claims in the nature of workers' compensation, claims for vested benefits, and claims to enforce this agreement.

         You also agree that you will never institute any claim, suit or action against the Company or those connected with it in any court or agency that relates to your employment or the termination of your employment; provided, however, that nothing herein is intended to or shall preclude you from seeking a judicial determination of the validity of the agreement under the ADEA or from filing a complaint and/or charge with any government agency or cooperating with said agency in its investigation. However, you shall not be entitled to receive any recovery or monies in connection with any charge against the Company regardless of who brought the charge. In addition, this Release of All Claims shall not be construed to release any rights or claims you may have as a former director and officer of RIL under the Company's charter, bylaws, articles of incorporation to seek indemnification from the Company or our insurance carriers with respect to a potential future claim for directors' and officers' liability insurance coverage.

         This Agreement will constitute the entire agreement between you and the Company with respect to all matters discussed in this Agreement, and will supersede any and all other prior agreements between you and the Company with respect to matters relating to your employment by the Company, the termination of your employment, or any other matters covered in this Agreement, except for those agreements specifically referenced herein (that is, the Employee Agreement, the Reebok Employee Agreement and the Non-Competition Agreement). Your signature below also authorizes the Company to deduct any amounts owed to it by you (other than 401(k) loans) from the pay continuation. You acknowledge that you have been advised by Reebok to seek the advice of an attorney before signing this Agreement, afforded sufficient time to do so, and that you fully understand the terms of this Agreement. Your signature below also certifies that your agreement is made voluntarily, knowingly and without duress, and that neither Reebok nor its agents have made any statements or representations inconsistent with the written provisions of this Agreement. Should any provision of this Agreement be determined by any court or other body to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby.

         Reebok and you hereby acknowledge that because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act ("OWBPA"), which prohibits discrimination on the basis of age. The Release of all Claims above is intended to release any right that you may have to file a claim against Reebok alleging discrimination on the basis of age. Consistent with the provisions of the OWBPA, Reebok will provide you with up to twenty-one
(21) days to consider and accept the terms of this Agreement. You have the right to consult with an attorney concerning this Agreement and you may choose to do so. You will also have seven (7) days after signing this Agreement to revoke your acceptance of its terms by delivering notice of the same in writing to the attention of the General Counsel at Reebok. To be effective, such notice must be hand delivered, or postmarked within the seven day period and sent by certified mail, return receipt requested, to the attention of General Counsel, Reebok International Ltd., Legal Department, 1895 J.W. Foster Boulevard, Canton, MA 02021. If the Agreement is not so revoked, its terms will become fully effective and binding on the eighth day following your execution of the Agreement.

JAY MARGOLIS                                    REEBOK INTERNATIONAL LTD.

/s/ Jay Margolis                                /s/ Robert B. Myers
----------------------------------              -------------------------------
Signature                                       Signature

Jay Margolis                                    Robert B. Myers
----------------------------------              -------------------------------
Print Name                                      Print Name

10/20/04                                        10/20/04
----------------------------------              -------------------------------
Date                                            Date

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

                                                                    SCHEDULE 1

                      OPTIONS VESTED AS OF SEPARATION DATE

==================================================================================================================
           OPTION GRANT DATE                 NUMBER OF SHARES EXERCISABLE             OPTION EXERCISE PRICE
                                                                                            PER SHARE
------------------------------------------------------------------------------------------------------------------
December 18, 2000                                      112,500                                $22.84
------------------------------------------------------------------------------------------------------------------

December 5, 2001                                       100,000                                $24.00
==================================================================================================================

                ADDITIONAL OPTIONS VESTING AFTER SEPARATION DATE

==================================================================================================================
           OPTION GRANT DATE                   NUMBER OF SHARES VESTING               OPTION EXERCISE PRICE
                                                  (AND VESTING DATE)                        PER SHARE
------------------------------------------------------------------------------------------------------------------
December 18, 2000                                       37,500                                $22.84
                                                 (DECEMBER 18, 2004)
------------------------------------------------------------------------------------------------------------------

December 5, 2001                                       100,000                                $24.00
                                                  (DECEMBER 5, 2004)
------------------------------------------------------------------------------------------------------------------

December 5, 2001                                       100,000                                $24.00
                                                  (DECEMBER 5, 2005)
==================================================================================================================